UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 20, 2009
QLOGIC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23298	33-0537669
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26650 Aliso Viejo Parkway, Aliso Viejo, California	92656
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 389-6000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Compensatory Arrangements of Certain Officers
     The Board of Directors (the “Board”) of QLogic Corporation (the “Company”) has previously approved an amendment to the QLogic Corporation 2005 Performance Incentive Plan, as amended (the “2005 Plan”), that would increase the number of shares of the Company’s common stock (“Common Stock”) that may be delivered pursuant to awards granted under the 2005 Plan by an additional 6,600,000 shares. According to the results from the Company’s annual stockholders meeting held on August 20, 2009, the Company’s stockholders have approved the 2005 Plan amendment.
     The following summary of the 2005 Plan is qualified in its entirety by reference to the text of the 2005 Plan, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
     The Board or one or more committees appointed by the Board will administer the 2005 Plan. The Board has delegated general administrative authority for the 2005 Plan to the Compensation Committee of the Board. The administrator of the 2005 Plan has broad authority under the 2005 Plan to, among other things, select participants and determine the type(s) of award(s) that they are to receive, and determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award.
     Persons eligible to receive awards under the 2005 Plan include directors of the Company, officers or employees of the Company or any of its subsidiaries, and certain consultants and advisors to the Company or any of its subsidiaries.
     The maximum number of shares of Common Stock that may be issued or transferred pursuant to awards under the 2005 Plan equals the sum of: (1) 25,100,000 shares (after giving effect to the 2005 Plan amendment), plus (2) the number of any shares subject to stock options granted under the Company’s Stock Awards Plan and outstanding as of August 23, 2005 which expire, or for any reason are cancelled or terminated, after that date without being exercised.
     Shares issued in respect of any “full-value award” granted under the 2005 Plan are counted against the share limit described in the preceding paragraph as 1.75 shares for every one share actually issued in connection with the award. For example, if the Company granted a stock bonus of 100 shares of Common Stock under the 2005 Plan, 175 shares would be charged against the share limit with respect to that award. For this purpose, a “full-value award” generally means any award granted under the plan other than a stock option or stock appreciation right.
     To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2005 Plan. Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2005 Plan will again be available for subsequent awards under the 2005 Plan.
     The types of awards that may be granted under the 2005 Plan include stock options, stock appreciation rights, restricted stock, stock bonuses and other forms of awards granted or denominated in Common Stock or units of Common Stock, as well as certain cash bonus awards.
     As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2005 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.
Item 9.01 Financial Statements and Exhibits
(d)	Exhibits.

10.1	QLogic Corporation 2005 Performance Incentive Plan, Amended and Restated Effective July 16, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QLOGIC CORPORATION
August 21, 2009	/s/ Simon Biddiscombe
Simon Biddiscombe
Senior Vice President and Chief Financial Officer